Exhibit 10.6

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into by and between H Casey Logan (“you” or “your”) and Tracon Pharmaceuticals, Inc., a Delaware corporation, (the “Company”).  This Agreement has an effective date of [February 18, 2013] (the “Effective Date”).

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.                                    Position and Responsibilities.

(a)                               Duties.  As of the Effective Date, you will commence serving as a full-time employee of the Company as the Company’s Chief Business Officer (“CBO”).  As CBO, you shall report directly to the Company’s Chief Executive Officer (the “CEO”).  You shall have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the CEO or by the Company’s Board of Directors (“Board”).  In particular, you will direct corporate business development.  Initially, your office will be located at the Company’s headquarters at 8910 University Center Drive, Suite 700, San Diego, California 92122.

(b)                              Loyalty.  You will devote your full time, efforts, abilities, and energies to promote the general welfare and interests of the Company and any related enterprises of the Company.  You will loyally, conscientiously, and professionally do and perform all duties and responsibilities of this position, as well as any other duties and responsibilities as will be reasonably assigned by the Company.  At the request of the Company, you will also serve as an officer and/or member of the board of directors of any Company affiliate, without additional compensation.

2.                                    Term.  Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason (or no reason), with or without Cause/Good Reason (as each are defined below), in each case subject to the terms and provisions of this Agreement.  The terms of Sections 7 through 16 shall survive any termination or expiration of this Agreement or of your employment.

3.                                    Salary, Bonus, Equity Incentives, Benefits and Indemnification.  For avoidance of doubt, the Board may delegate some or all of its authority and responsibilities under this Section 3 to a committee of members of the Board.

(a)                               Base Salary.  During your employment as CBO pursuant to this Agreement, you will be paid an annual base salary of $236,000 (the “Base Salary”) for your services as CBO, payable in the time and manner that the Company customarily pays its employees.

(b)                              Bonuses.  During your employment as CBO pursuant to this Agreement, you will be eligible to participate in any bonus programs as set forth by the Board.  In addition, during each Company fiscal year you will be eligible to earn an annual cash bonus based on performance objectives established by the Board.  Your annual target cash bonus amount will be equal to 20% of the Base Salary that was paid to you during the applicable fiscal year.  The actual amount of the annual bonus paid to you, if any, shall be determined by the Board in its sole discretion and may be less than the target amount.  For fiscal year 2013, your target bonus amount will be pro-rated based on the percentage of time you were employed during the fiscal year.  Any such bonus shall be paid to you during the first two and a half months of the fiscal year that follows the applicable performance fiscal year.  The bonus will be deemed to have been earned on the date of payment of such bonus and you must remain an employee of the Company through the date of payment in order to receive the bonus.

(c)                               Stock Options and Compensatory Equity. Upon the Effective Date, subject to approval of the Board and subject to your being a Company employee on the Effective Date, you shall be granted a stock option under the Company’s 2011 Equity Incentive Plan (“2011 Plan”) to purchase up to 325,148 shares of common stock of the Company (the “Option”).  To the maximum extent permitted by applicable law, the Option shall constitute an “incentive stock option”, as provided under Internal Revenue Code (the “Code”) Section 422, and the balance of the Option shall be a nonstatutory stock option.  As a condition of the grant of the Option, you must timely execute an Option agreement(s) prescribed by the Company which will provide the terms and conditions of the Option (the “Option Agreement”).  Subject to all the terms of the Agreement and your continuous Service (as defined in the 2011 Plan) for the Company through the applicable dates of vesting, your right to purchase shares under the Option shall vest initially at the rate of one-fourth (1/4) of the total number of shares covered by the Option on the date that is one calendar year following the Effective Date and thereafter at a rate of one-forty-eighth (1/48) of the total number of shares covered by the Option per calendar month on the last day of each of the thirty-six (36) months following the one year anniversary of the Effective Date.  The final one-forty-eighth (1/48) of the total number of shares covered by the Option shall vest on the fourth anniversary of the Effective Date.  The Option may also become vested on an accelerated basis as set forth in Section 6(b) of this Agreement.  In all cases, the resulting aggregate number of vested shares will be rounded down to the nearest whole number.  Except as explicitly set forth in this Agreement, no shares subject to the Option will vest after your Service has terminated for any reason.

(d)                              Benefits.  During your employment with the Company, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays and other employee benefit programs sponsored by the Company.  The Company may amend, modify or terminate these benefits at any time and for any reason.

4.                                    Expense Reimbursement.  During your employment, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company’s expense reimbursement policy.

5.                                    Limitation on Golden Parachute Payments   Notwithstanding any other provision of this Agreement or any such other agreement or plan, if any portion of the Total Payments (as defined below) would constitute an Excess Parachute Payment (as defined below) and therefore would be nondeductible to the Company by reason of the operation of Code Section 280G relating to golden parachute payments and/or would be subject to the golden parachute excise tax (“Excise Tax”) by reason of Section 4999 of the Code, then the full amount of the Total Payments shall not be provided to you and you shall instead receive the Reduced Total Payments (as defined below).

If the Total Payments must be reduced to the Reduced Total Payments, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a Parachute Payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.

For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the determinations under the preceding paragraph, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall (i) you have any discretion with respect to the ordering of payment reductions or (ii) the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are Parachute Payments that are required to be made under this Section shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code.    The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section.

“Excess Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-3.

“Parachute Payment” has the same meaning provided to such term by Treasury Regulations section 1.280G-1 Q/A-2.

“Reduced Total Payments” means the lesser portion of the Total Payments that may be provided to you instead of the Total Payments.  The Reduced Total Payments shall be the maximum amount from the Total Payments that can be provided to you without incurring Excess Parachute Payments.

“Total Payments” means collectively the benefits or payments provided by the Company (or by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets within the meaning of section 280G of the Code and the regulations thereunder) to or for the benefit of you under this Agreement or any other agreement or plan.

6.                                    Consequences of Termination of Employment.  For purposes of this Agreement, your last day of employment with the Company is the “Termination Date”.  Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests and (iv) your then outstanding equity compensation awards as governed by their applicable terms (collectively, (i) through (iv) are the “Accrued Pay”).  You may also be eligible for other post-employment payments and benefits as provided in this Agreement.

(a)                               For Cause.  For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following:

(i)                                  Your commission of fraud or other unlawful conduct in your performance of duties for the Company;

(ii)                              your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate); or

(iii)                          your willful refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement, your Confidentiality Agreement (as defined below) or and the policies and procedures of the Company or a Company affiliate at which you serve as an officer and/or director if such refusal or failure causes or reasonably expects to cause injury to the Company or a Company affiliate;

(iv)                          fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate;

(v)                              your material breach of any material term of this Agreement; or

(vi)                          any conduct by you which is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.

Prior to your termination for Cause, you will be provided with written notice from the Company describing the conduct forming the basis for the alleged Cause and to the extent curable as determined by the Board in its sole discretion, an opportunity of 15 days to cure such conduct before the Company may terminate you for Cause.  If the Board determines that the Cause event is curable, you may during this 15 day period present your case to the full Board before any termination for Cause is finalized by the Company.  Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise.

In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company.

(b)                              Without Cause or for Good Reason.  The Company may terminate your employment without Cause at any time and for any reason with notice or you may resign your employment for Good Reason (as defined below in Section 6(b)(iv)) upon thirty days advance written notice (each a “Qualifying Termination”).  If your employment is terminated due to a Qualifying Termination, then you will be eligible to receive the following subject to your timely compliance with Section 6(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A.  The cash payments described in subsection (i), (ii) or (iii) below, and each of which are alternative, are defined as the “Severance Payments.”  The number of months of Base Salary constituting the Severance Payments as set forth in subsection (i), (ii) or (iii) below (3 months, 6 months or 9 months, respectively) is referred to as the “Severance Period.”

(i)                                  If your employment is terminated due to a Qualifying Termination and your Termination Date occurs on or before December 31, 2013, (A) the Company shall provide you with aggregate cash Severance Payments equal to three months of your then annual Base Salary and (B) your Option shall vest and become exercisable with respect to an additional three months of vesting following the Termination Date.  The cash payments provided by this subpart (i) shall be paid to you in substantially equal monthly installments payable over the 3 month period following your Termination Date, provided, however, the first payment of the Severance Payments (in an amount equal to two months of Base Salary) shall be made on the 60th day following the Termination Date.

(ii)                              If your employment is terminated due to a Qualifying Termination and your Termination Date occurs on or after January 1, 2014, (A) the Company shall provide you with aggregate cash Severance Payments equal to six months of your then annualized Base Salary and (B) your Option shall vest and become exercisable with respect to an additional six months of vesting following the Termination Date.  The cash payments provided by this subpart (ii) shall be paid to you in substantially equal monthly installments payable over the 6 month period following your Termination Date, provided, however, the first payment of the Severance Payments (in an amount equal to two months of Base Salary) shall be made on the 60th day following the Termination Date.

(iii)                          Notwithstanding the foregoing, if your employment is terminated due to a Qualifying Termination and your Termination Date occurs within 18 months following a Change in Control (as defined in the 2011 Plan) of the Company then the aggregate amount of the Severance Payments shall instead be equal to nine months of your then annual Base Salary and (B) your Option shall instead vest and become exercisable in full.  The cash payments provided by this subpart (iii) shall be paid to you in substantially equal monthly installments payable over the 9 month period following your Termination Date, provided, however, the first payment of the Severance Payments (in an amount equal to two months of Base Salary) shall be made on the 60th day following the Termination Date.

(iv)                          The Company shall continue to pay the Company portion of the premiums for your Company group health insurance coverage for you and your dependents for a number of months following the Termination Date equal to the applicable Severance Period provided you continue to timely pay the same portion (if any) of the necessary premium that you were responsible to pay as of immediately before your Termination Date.  If it becomes unreasonable for the Company to continue to pay for this coverage for you (or imposes adverse tax consequences on you) because of changes in applicable law then the Company shall make the premium payments to you on an after-tax basis.

(v)                              For purposes of this Agreement, you may resign your employment from the Company for “Good Reason” within ninety (90) days after the date that any one of the following events described in the below subparts (1) through (3) (any one of which will constitute “Good Reason”) has first occurred without your written consent.  Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice shall describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred).  Such notice of your intention to resign for Good Reason must be provided to the Company within 45 days of the initial existence of a Good Reason event.  Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event.  If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement.  For avoidance of doubt, the initial existence of any Good Reason event must occur after the Effective Date and before the Expiration Date.  This “Good Reason” definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.

(1)                              You have incurred a material diminution in your responsibilities, duties or authority;

(2)                              You have incurred a material diminution in your Base Salary; or

(3)                              The Company has materially breached a material term of this Agreement.

For avoidance of doubt, this Section 6(b) does not apply to a termination of employment due to death or Disability which are addressed in Section 6(d) below.

(c)                               Voluntary Termination.  In the event you voluntarily terminate your employment with the Company without Good Reason, you will be entitled to receive only your Accrued Pay.  You will be entitled to no other compensation from the Company.  You agree to provide the Company with at least 15 days advance written notice of your intention to resign without Good Reason.  For avoidance of doubt, this Section 6(c) does not apply to a termination of employment due to death or Disability which are addressed in Section 6(d) below.

(d)                              Death or Disability.  In the event your employment with the Company is terminated due to your Disability or death, then you or your estate will be entitled to receive your Accrued Pay.  For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(e)                               Separation Agreement and Release of Claims.  As a condition to receiving (and continuing to receive) the payments provided in Section 6(b), you must: (i) within not later than forty-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a Separation Agreement in a form prescribed by the Company and such Separation Agreement shall include without limitation a release of all claims against the Company and its affiliates along with a covenant not to sue and (ii) remain in full compliance with such Separation Agreement.

7.                                    Proprietary Information and Inventions Agreement; Confidentiality.  You will be required, as a condition of your employment with the Company, to execute the Company’s form of proprietary information and inventions agreement as may be amended from time to time by the Company (“Confidentiality Agreement”).

8.                                    Assignability; Binding Nature.  Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns.  This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law.  No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law.  The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place.  Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

9.                                    Governing Law; Arbitration.  This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California.  You and the Company hereby agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, or the termination of the employment relationship, that are not mutually resolved, shall be resolved by final and binding arbitration by a single, neutral arbitrator.  This agreement to arbitrate includes any claims that the Company may have you, or that you may have against the Company or against any of its officers, directors, employees, agents, or parent, subsidiary, or affiliated entities.  This agreement to arbitrate shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law.  The arbitration shall be conducted under the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect.  You may obtain a copy of the AAA Rules by accessing the AAA website at www.adr.org.  The arbitration shall take place in San Diego County, California.  The arbitrator may award any relief or remedy allowed by applicable law.  Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure (“CCP”) section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction.  The arbitrator shall have the authority to provide for the award of attorney’s fees and costs if such award is separately authorized by applicable law.  The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise.  The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.  The availability of judicial review in the preceding sentence shall be governed by California law.  A decision by the arbitrator shall be final and binding, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction.  Except as otherwise indicated above, this Agreement shall be enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Sec 1 et. Seq.

10.                            Taxes.  The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.  The Company (including without limitation members of the Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you.  This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.  Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A.  The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death.  Any such delayed payments shall be made without interest.  Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.                            Entire Agreement.  Except as otherwise specifically provided in this Agreement, this Agreement (and the agreements referenced herein) contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties including without limitation any term sheets regarding your potential employment with the

Company.  As a material condition of this Agreement, you represent that by entering into this Agreement or by becoming a Company employee you are not violating the terms of any other contract or agreement or other legal obligations that would prohibit you from performing your duties for the Company.  You further agree and represent that in providing your services to the Company you will not utilize or disclose any other entity’s trade secrets or confidential information or proprietary information.  You represent that you are not resigning employment or relocating any residence in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

12.                            Covenants (a) As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this subsection 12(a) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)                                  You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(ii)                              Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

(iii)                          You will not at any time during or following your employment with the Company, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations;

(iv)                          You agree that during the period of your employment with the Company and for one year after the Termination Date, you will not induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company which means that you will not (x) disclose to any person, entity or employer the backgrounds or qualifications of any Company employees or otherwise identify them as potential candidates for employment or (y) personally or through any other person recruit or otherwise solicit Company employees to work for you or any other person, entity, or employer;

(v)                              You agree that during the period of your employment with the Company and thereafter, you will not utilize any trade secrets of the Company in order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective.  The Company considers the following, without limitation, to be its trade secrets:  Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment, Company developed technology, software, or computer programs, process manuals, products, business and marketing plans and or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, vendor affiliations, pre-clinical and clinical data and plans, proprietary information, technical data, scientific data and plans, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and

(vi)                          You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(b)                              You also agree that you will fully and timely comply with all of the covenants set forth in this subsection 12(b) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)                                  You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty days of your Termination Date (if no other due date has been previously established);

(ii)                              Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(iii)                          Within fifteen (15) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and

(iv)                          As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail;

(c)                               You acknowledge that (i) upon a violation of any of the covenants contained in Section 12 of this Agreement or (ii) if the Company is terminating your employment for Cause as provided in Section 6(a), the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation; and

(d)                              You agree that you will strictly adhere to and obey all Company rules, policies, procedures, regulations and guidelines, including but not limited to those contained in the Company’s employee handbook, as well any others that the Company may establish including without limitation any policy the Company adopts on the recoupment of compensation (“Clawback Policy”).  As a result, you understand and agree that you may be required to repay to the Company certain previously paid (and/or future) compensation in accordance with any such Clawback Policy and/or in accordance with applicable law.  In particular, under a Clawback Policy, the Company may among other things (i) cause the cancellation of any 2011 Plan award, including the Option, (ii) require reimbursement by you of any 2011 Plan award (including the Option) or of any previously paid bonus and (iii) effect any other right of recoupment of equity or other compensation in accordance with the Clawback Policy and/or applicable law.  You will also strictly adhere to all applicable state and/or federal laws and/or regulations relating to your employment with the Company.

13.                            Offset.  Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A.

14.                            Notice.  Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing.  Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s Chief Executive Officer at its principal office, or at such other office as the Company may from time to time designate in writing.  The date of actual delivery of any notice under this Section 14 shall be deemed to be the date of delivery thereof.

15.                            Waiver; Severability.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing.  No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.  Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof.  In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

16.                            Voluntary Agreement.  You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter.  You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement.  This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned.  A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

TRACON PHARMACEUTICALS, INC.	H CASEY LOGAN

/s/ Charles P. Theuer	/s/ H Casey Logan
BY: Charles P. Theuer, President and CEO

[Signature Page to Employment Agreement]

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of this 17th day of September, 2014, by and between TRACON Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 8910 University Center Drive, Suite 700, San Diego, CA 92122 (the “Company”) and H Casey Logan (“you” or “your”).

WHEREAS, the Company and you previously entered into an Employment Agreement dated as of February 18, 2013 (the “Original Employment Agreement”) relating to your employment as the Company’s Chief Business Officer;

WHEREAS, the parties desire to amend the Original Employment Agreement to better conform to applicable California law; and

WHEREAS, the Company and you have agreed to amend the Original Employment Agreement in accordance with the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby amend the Original Employment Agreement as follows:

1.                                    Defined Terms.  Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Original Employment Agreement.

2.                                    Term.  The Term of the Original Employment Agreement as referred to in Section 2 thereof is hereby defined as the period during which you are employed by the Company.

3.                                    Proprietary Information and Inventions Agreement; Confidentiality.  Section 7 of the Original Employment Agreement is stricken in its entirety.  Concurrently with the execution of this Amendment, you shall execute and enter into the Employee Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) attached as Exhibit A to this Amendment.  You acknowledge and agree that the Confidentiality Agreement shall apply to your entire period of employment with the Company, including all past time periods.

4.                                    Miscellaneous.

(a)                               Except as amended by this Amendment, the Original Employment Agreement is effective in accordance with its terms and conditions and is hereby ratified and confirmed by the parties hereto for all purposes and in all respects.

(b)                              The titles of sections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

(c)                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

(d)                             A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

(e)                               This Amendment shall be governed by and construed in accordance with the laws of the State of California.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to Employment Agreement to be executed as of the date first set forth above.

COMPANY:

TRACON PHARMACEUTICALS, INC.

By:	/s/ Charles P. Theuer
Name:	Charles P. Theuer
Title:	President and Chief Executive Officer

H CASEY LOGAN:

/s/ H Casey Logan

[Signature Page to Amendment to Employment Agreement]

Statement Regarding
Employee Proprietary Information and Inventions Agreement

Attached to this statement is your Employee Proprietary Information and Inventions Agreement (the “Agreement”) with TRACON Pharmaceuticals, Inc. (the “Company”).

Please take the time to review the Agreement carefully.  It contains material restrictions on your right to disclose or use, during or after your employment, certain information and technology learned or developed by you (either alone or jointly with others) during your employment.  The Company considers this Agreement to be very important to the protection of its business.

If you have any questions concerning the Agreement, you may wish to consult an attorney.  Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

Reviewed And Understood:

Date:	Sept. 17, 2014	H Casey Logan
Employee Name

/s/ H Casey Logan
Employee Signature

TRACON PHARMACUETICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1.                                    In consideration of my continued employment by Tracon Pharmaceuticals, Inc. (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

2.                                    At-Will Employment.  I acknowledge that the Company is an “at-will” employer and nothing in this Agreement shall be construed to imply that the term of my employment is of any definite duration.  My employment may be terminated with or without cause and with or without notice.  No one other than an authorized officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an authorized officer of the Company and by the affected employee.

3.                                    Proprietary Information.

(a)                               Proprietary Information Defined.  I understand that the term “Proprietary Information” in this Agreement means any and all nonpublic information, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of or used by the Company (including, without limitation, any person or entity owned by, controlled by or affiliated with the Company) or to any other person or entity to whom or which the Company owes a duty of confidentiality, including, but not limited to, any trade secret, technical know-how, information, knowledge or data relating to the Company’s past, present, planned or foreseeable business as more fully described in Schedule A attached hereto.

(b)                              Often, Proprietary Information will be stamped or otherwise marked “Confidential, “Proprietary,” or with some similar designation.  If any information or material is not so marked however and it meets the definition in the foregoing Section 3(a) above, it is still Proprietary Information.  If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.  I understand that Proprietary Information does not include any information, idea or material that (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms.  Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment.

(c)                               I acknowledge that all information generated, received or maintained by or for me on the premises or equipment of Company (including, without limitation, computer systems and electronic or voice mail systems) is Proprietary Information and the sole property of the Company, and I hereby waive any property or privacy rights I may have with respect to such information.

4.                                    Restrictions on Use and Disclosure.  I will not, during or at any time after the termination of my employment with the Company, use or reproduce any Proprietary Information, except in the course of performing my duties as an employee of the Company.  I also will not disclose or deliver, directly or indirectly, any Proprietary Information to any person or entity, except in the course of performing my duties as an employee of the Company and with the Company’s consent.  I will use my best efforts to prevent the unauthorized reproduction, disclosure or use of Proprietary Information by others.

5.                                    Creations.

(a)                               Assignment.  I hereby assign, and agree to assign, to the Company, without additional compensation, my entire right, title and interest in and to (a) all Creations, and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions).  The term Creations includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, and whether created by me alone or jointly with others, that (i) are made, conceived or developed during work hours, (ii) are developed using the Company’s equipment, supplies, facilities, or trade secret information, or (iii) relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or result from any work performed by me for the Company, whether or not made, conceived or developed during regular business hours or (iv) after termination of my employment if based on Proprietary Information.  I agree that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire.  I UNDERSTAND THAT THIS PARAGRAPH DOES NOT APPLY TO ANY CREATION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT 1 (Limited Exclusion Notification).  I have reviewed the Limited Exclusion Notification in Exhibit 1 and agree that my signature acknowledges receipt of the notification.  I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

(b)                              Disclosure.  I agree to disclose promptly and fully in writing to my immediate supervisor at the Company, with a copy to the President, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by me (either alone or jointly with others) during my employment with the Company, or within one (1) year after the termination of my employment, whether or not I believe such Creations are subject to this Agreement, to permit a determination by the Company as to whether the Creations should be the property of the Company.  Any such information will be received in confidence by the Company.  I further agree to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by me (either alone or jointly with others) during my period of employment or during the one-year period following termination of my employment, which records will be available to and remain the sole property of the Company at all times.

(c)                               Assist with Registration.  I agree that I will, at the Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by this Section 5.  I further agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to this Section 5.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to undertake such acts in my name as if executed and delivered by me, and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may not have or may later have for infringement of any intellectual property rights in the Creations.  The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

(d)                              License for Other Inventions.  If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use, offer for sale, sell and import any invention as part of and in connection with the Company property.

6.                                    Prior Creations.  All inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications, improvements or other creations, if any, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Prior Creations”) are excluded from the scope of this Agreement.  Set forth on Schedule B attached hereto is a complete list of all such Prior Creations that are owned by me, either alone or jointly with others.  I represent and covenant that such list is complete, and I understand that by not listing an invention, work of authorship, discovery, modification, improvement or other creation I am acknowledging that such creation was not made, conceived or developed before commencement of my employment with the Company.  I agree to notify the Company in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Prior Creation.  If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Prior Creation.

7.                                    Confidential Information of Others.  I will not use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes into my knowledge or possession at any time, nor will I use any such information or material in the course of my employment with the Company.  Except as disclosed on Schedule B to this Agreement, I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and I represent that my employment will not require me to violate any obligation to or confidence with another.  In the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, I will immediately inform my supervisor.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

8.                                    Business Relationships.  I acknowledge that the Company’s relationships with its employees, customers, vendors and service providers are valuable business assets.  I agree that, during my employment and for one (1) year thereafter, I will not: (i) use or disclose Proprietary Information or Company trade secrets (on behalf of myself or for any third party) in order to divert or attempt to divert from the Company any business, employee, customer, vendor or service provider, through solicitation or otherwise, (ii) solicit, encourage, or cause others to solicit or encourage any employees of the Company to terminate their employment with the Company; or (iii) for the purpose of recruitment directly or indirectly make known to any person, firm, corporation or other entity the names, addresses or other confidential information which identifies or characterizes any of the Company’s employees or any other information pertaining to them.

9.                                    Government Contracts and Other Obligations.  I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred.  I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

10.                            Return of Materials; Termination.  I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company will be promptly returned to the Company upon termination of my employment with the Company for any reason or at any other time at the Company’s request.  Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Creation.  I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 5(b) above.  I further agree not to use any Proprietary Information for my benefit or the benefit of others.  In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and incorporated herein.

11.                            Remedies.  I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law, and that I could face possible criminal and civil actions resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets.  In addition, I acknowledge that it may be extremely difficult to measure in money the damage to the Company of any failure by me to comply with this Agreement, that the restrictions and obligations under this Agreement are material, and that, in the event of any failure, the Company could suffer irreparable harm and significant injury and may not have an adequate remedy at law or in damages.  Therefore, I agree that if I breach any provision of this Agreement, the Company will be entitled to the issuance of an injunction or other restraining order or to the enforcement of other equitable remedies against me to compel performance of the terms of this Agreement without the necessity of showing or proving it has sustained any actual damage.  This will be in addition to any other remedies available to the Company in law or equity.

12.                            Miscellaneous Provisions.

(a)                               Application of this Agreement.  The Company and I acknowledge that I have been engaged to provide services to the Company for a period of time prior to the date of this Agreement (the “Prior Engagement Period”).  I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of the Company that would have been “Proprietary Information” if I had received access to such information during the period of my employment with the Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been a “Creation” if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with the Company under this Agreement; then any such information shall be deemed “Proprietary Information” hereunder and any such item shall be deemed a “Creation” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

(b)                              No Waiver by Conduct or Prior Waiver.  A party’s delay, failure or waiver of any right or remedy under this Agreement will not impair, preclude, cancel, waive or otherwise affect such right or remedy or any subsequent rights or remedies that may arise.

(c)                               General Provisions.  This Agreement constitutes the entire agreement between the Company and me relating generally to the same subject matter, replaces any existing agreement entered into by me and the Company relating generally to the same subject matter, and may not be changed or modified, in whole or in part, except by written supplemental agreement signed by me and the Company.  I agree that any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement.  If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not fail on account thereof but will otherwise remain in full force and effect.  If any obligation in this Agreement is held to be too broad to be enforced, it will be construed to be enforceable to the full extent permitted by law.  The obligations of this Agreement will continue beyond the termination of my employment and will be binding upon my heirs, executors, assigns, administrators, legal representatives and other successors in interest.  This Agreement will inure to the benefit of the Company, its successors, assigns and affiliates.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law rules.  This Agreement may be signed in two counterparts, each of which will be deemed an original and both of which will constitute one agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I UNDERSTAND THAT I AM AN AT-WILL EMPLOYEE, AND THAT MY EMPLOYMENT MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.  I HAVE COMPLETELY NOTED ON SCHEDULE B TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I BELIEVE SHOULD BE EXCLUDED FROM THIS AGREEMENT.  I HAVE ALSO NOTED ON SCHEDULE B TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY.

Date:	Sept 17, 2014	H Casey Logan
Employee Name

/s/ H Casey Logan
Employee Signature

SCHEDULE A

EXAMPLES OF PROPRIETARY INFORMATION

Proprietary Information includes, but is not limited to, any of the following types of information, ideas and materials:

any trade secret; technical know-how; information; data; knowledge; idea; design; formula; schematics; instrument; product; machinery; project; equipment; document; file; photograph; computer printout; drawing; manual; sketch or other visual representation; data processing or computer software technique, program or system; biological, chemical, mechanical or other invention; improvement; discovery; composition; process; part of a process; manufacturing technique; book; notebook; paper; compilation of information; record; specification; operating method; patent disclosure or patent application; list or other written record used in the Company’s business; information regarding the Company’s financial condition; employee personnel files and compensation and other terms of employment of the Company’s employees and consultants; names and practices of any customers or potential customers of the Company and its affiliates; names, marketing methods, operating practices and related data regarding the Company’s existing and potential vendors, suppliers, distributors, joint venture partners, and affiliates; the marketing methods and plans of the Company and its affiliates, licensors and licensees and related data and prices at which the Company obtains or has obtained, or at which it sells or has sold, its products or services; research, development, manufacturing and sales plans, costs and receipts of the Company; any information of the type described above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company; and any other information, ideas or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

SCHEDULE B

Prior Knowledge of Proprietary Information;
Prior Creations; Prior Commitments

1.                                    EMPLOYEE’S DISCLOSURE OF PROPRIETARY INFORMATION

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired (Check here            if continued on additional attached sheets):

2.                                      EMPLOYEE’S DISCLOSURE OF PRIOR CREATIONS

The following information is provided in accordance with Section 6 of the Company’s Employee Proprietary Information and Inventions Agreement (the “Agreement”) executed by me.

   ✓                                               I have made no inventions, discoveries or improvements prior to my employment with the Company that are owned by me, either alone or jointly with others.

                                                      The following is a complete and current list of all inventions, discoveries, or improvements I have made, conceived, or first reduced to practice prior to my employment with the Company, that are owned by me, alone or jointly with others, which I desire to remove from the operation of the Agreement.  (Check here                                       if continued on additional attached sheets.)

3.                                      EMPLOYEE’S DISCLOSURE OF CONFLICTING AGREEMENTS

The following information is provided in accordance with Section 7 of the Agreement:

   ✓                                               I am not party to any agreement or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company or under the Agreement.

                                                      The following is a complete and current list of all agreements or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company under the Agreement.  (Check here                                                 if continued on additional attached sheets.)

Date:	Sept 17, 2014	H Casey Logan
Employee Name

/s/ H Casey Logan
Employee Signature

SCHEDULE C

TERMINATION CERTIFICATE CONCERNING
COMPANY’S PROPRIETARY INFORMATION AND CREATIONS

This is to certify that I have returned all property of TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to any and all Creations, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company.  This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by                                            [Name of New Employer] [in the                              division] and I will be working in connection with the following projects:

[generally describe the projects]

Date:	H Casey Logan
Employee Name

Employee Signature

EXHIBIT 1

CALIFORNIA LABOR CODE
SECTIONS 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.